UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 20, 2012
(Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34023	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1505 Tyrell Lane, Boise, Idaho 83706
(Address of principal executive offices) (Zip Code)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01	Other Events.

Neal Hot Springs, Oregon

All three modules are operating and for the past three days have averaged 22.4 net megawatts per operating hour (31.5 gross megawatts). Module 1 has been in operation for 44 days, Module 2 has operated for 48 days and Module 3 with 8 days of operation. Under the terms of the Power Purchase Agreement with Idaho Power Company, November and December generation is paid at a seasonally adjusted price of $115.20 per megawatt-hour, which is 120 percent of the 2012 contract price.

The equipment supply contractor has stated its intention to commence required plant performance testing this week. The contractor has experienced certain project delays and is now under notice to complete the project within the required schedule. Project completion includes milestone activities related to testing and completion of a list of work items.

San Emidio, Nevada

Since performance testing was concluded in October, the San Emidio power plant has continued to operate on a normal basis. In November the plant averaged 9.42 net megawatts per operating hour (12.41 gross megawatts) and achieved 94.6 percent availability for the month of November. December operations were interrupted for three days due to the failure of an electrical component in a variable frequency drive. The plant has averaged 9.65 net megawatts per operating hour at 82.2 percent availability for December to date.

Work continues on finalizing a long term loan which is now anticipated to close in January, the proceeds of which will repay the construction loan for San Emidio. Prior to closing the anticipated long term loan, the following items must be completed: (i) finalizing the project lender's independent engineering reservoir and project reports, (ii) obtaining acceptable manufacturer/contractor support for certain turbine/gearbox vibration previously identified and addressed by the contractor (for more discussion, se the Form 10-Q for the period ended September 30, 2012), and (iii) completing final commercial settlement with the engineering, procurement and construction contractor.

In mid-November, USG Nevada LLC received its $10.7 million cash grant from the U.S. Department of Treasury. The cash grant is for Specified Energy Property in Lieu of Tax/Credits relating to the San Emidio geothermal power plant under Section 1603, Division B of the American Recovery and Reinvestment Act of 2009. An existing $7.5 million bridge loan and its associated administrative costs were paid in full with the balance of $2.9 million retained by the Company.

Raft River, Idaho

Raft River has operated continuously through the quarter with 99.5 percent operating availability and has averaged 9.61 megawatts per operating hour. The plant achieved 100 percent operating availability for both October and November. Due to warmer than normal fall and winter temperatures, power generation this year has been less than average.

This Form 8-K contains certain forward-looking statements regarding the timing of project completion at Neal Hot Springs and anticipate completion of the long term loan for San Emidio. Actual events or results may differ materially from those contained in these forward-looking statements. Among the important factors that could cause future events or results to vary from those addressed in the forward-looking statements include without limitation, risks and uncertainties arising from the possibility that the timing of project completion may not occur on schedule at Neal Hot Springs and the final loan documentation for San Emidio and the conditions to closing the loan in January may not be completed on a timely basis or at all. In addition, please refer to the documents that the Company files with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. The filings by the Company identify and address other important factors that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this Form 8-K and the Company’s other filings. The Company is under no duty to update any of the forward-looking statements after the date of this Form 8-K to conform to actual results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 20, 2012	U.S. Geothermal Inc.

	By:	/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer